Exhibit 99.1

SAKS INCORPORATED ANNOUNCES APRIL COMPARABLE

STORE SALES

– April sales negatively impacted by event shift –

FOR IMMEDIATE RELEASE	Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (May 7, 2009)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $238.7 million for the four weeks ended May 2, 2009 compared to $347.5 million for the four weeks ended May 3, 2008, a 31.3% decrease. Comparable store sales decreased 32.0% for the month. April sales were negatively impacted by an event shift.

On a year-to-date basis, for the first fiscal quarter ended May 2, 2009, owned sales totaled $615.1 million compared to $842.5 million for the fiscal quarter ended May 3, 2008, a 27.0% decrease. Comparable store sales decreased 27.6% for the first quarter.

Sales performance for April was negatively affected by the shift of a spring season clearance event into May this year from April last year. Management estimates that, excluding this shift, comparable store sales for both April and the fiscal first quarter would have decreased by approximately 25%. Consequently, management expects that the event shift will positively impact sales in the second fiscal quarter and that gross margin rate performance will be positively impacted in the first fiscal quarter and negatively impacted in the second fiscal quarter.

The Saks Fifth Avenue stores experienced continued weakness across all merchandise categories during the month. Saks Direct and OFF 5TH showed relative strength in April.

Prior year numbers have been adjusted to remove the sales of the Company’s discontinued Club Libby Lu operations.

Saks Incorporated operates 53 Saks Fifth Avenue stores, 52 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

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The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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